Exhibit 2.2

FIRST AMENDMENT
TO
INTEREST PURCHASE AGREEMENT

This FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and effective as of this 18th day of December, 2015, by and among Energy 11 Operating Company, LLC, a Delaware limited liability company (“Buyer”), Kaiser-Whiting, LLC, an Oklahoma limited liability company (“Target”) and Don P. Millican as attorney-in-fact on behalf of all Sellers (“Seller Representative”).

RECITALS

WHEREAS, Buyer, Target and the Persons who are the owners of all the limited liability company interests in Target (the “Sellers”, and together, with Target, the “Owners”) are parties to that certain Interest Purchase Agreement, dated as of September 15, 2015 (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase from Sellers the Transferred Interests in return for cash.  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement; and

WHEREAS, effective as of the date of this Amendment, the Buyer, Target and Sellers (collectively, the “Parties”) desire to amend the Purchase Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Existing Defined Terms.  Article I of the Purchase Agreement is hereby amended by deleting the following definitions in their entirety: (i) “Financing”; (ii) “Financing Sources”; (iii) “Finance Related Parties”; and (iv) “Seller Related Parties”.

2. New Defined Terms.  Article I of the Purchase Agreement is hereby amended by inserting each of the following definitions in the appropriate alphabetical order:

“Earn-Out Repurchase Payment” has the meaning set forth in Section 2.03(c)

“Earn-Out Repurchase Payment Election Notice” has the meaning set forth in Section 2.03(c).

“Offset” has the meaning set forth Section 2.10(a).

“Offset Claim” has the meaning set forth Section 2.10(a).

“Offset Claim Notice” has the meaning set forth Section 2.10(a).

“Offset Reversal” has the meaning set forth Section 2.10(c).

“Pending Claims” has the meaning set forth Section 2.10(a).

“Pending Offset Amount” has the meaning set forth Section 2.10(a).

“Seller Note” has the meaning set forth in Section 2.03(a).

“UCC Financing Statement” has the meaning set forth in Section 2.08(r).

3. Amendment to Section 2.03.  Section 2.03(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a)           In consideration for the sale of the Transferred Interests, and subject to the terms and conditions contained in this Agreement, Buyer agrees to pay to Manager, on behalf of Sellers, a sum equal to $162,000,000.00, which sum shall be payable as follows: (i) a sum equal to $160,000,000.00 at the Closing, (ii) a sum equal to the Deferred Purchase Price which shall be due and payable as provided in Section 2.03(b) and (iii) the Earn-Out Payment to the extent earned as provided in Section 2.03(c) and subject to repurchase as provided herein (collectively, the “Purchase Price”), subject to adjustment as provided herein (as adjusted at Closing pursuant to Section 2.04 and otherwise herein, the “Closing Purchase Price”).  The Purchase Price due under clause (i) above, as adjusted at Closing and after application of the Deposit, shall be paid at Closing by Buyer by delivering (x) $50,000,000 in cash by wire transfer or delivery of other immediately available funds to the account of Manager set forth in the Closing Date Statement and (y) to Manager a promissory note payable to Manager (for the benefit of all of the Sellers) in an original principal amount of $97,545,410.00 in the form attached hereto as Exhibit G (the “Seller Note”).

4. Amendment to Section 2.03.  Section 2.03(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(c)           As additional consideration to Sellers hereunder, if and solely to the extent required by this Section 2.03(c), Sellers shall be entitled to receive their pro rata portion of an additional cash payment in an amount equal to the Earn-Out Payment (as defined below), which Earn-Out Payment, if and to the extent owing, shall be paid to Manager, on behalf of Sellers, strictly in accordance with this Section 2.03(c).  If on December 31, 2017 (the “Measurement Date”) the arithmetic average of the monthly NYMEX:CL strip prices for future contracts during the delivery period beginning December 31, 2017 and ending December 31, 2022 (the “Measurement Period”) as such prices are published on the website http://quotes.ino.com/exchanges/contracts.html?r=NYMEX_CL and identified in the “Last” column for each month during the Measurement Period (such average price, the “Measurement Date Average Price”) does not exceed $56.61 (the “Baseline Price”), then Sellers will not be entitled to any payment whatsoever under this Section 2.03(c).  For purposes of the preceding sentence, if NYMEX has not as of the Measurement Date published monthly NYMEX:CL strip prices for the months January 2022 through December 2022, then for purposes of calculation of the Measurement Date Average Price, the average of the monthly NYMEX:CL strip price published by NYMEX for December 2021 and the strip price published by NYMEX for December 2022 shall be treated as the monthly price for each month from January 2022 to December 2022.  If on the Measurement Date, the Measurement Date Average Price for the Measurement Period does exceed the Baseline Price, then the Sellers shall be entitled to receive (by payment to Manager on behalf of Sellers) their pro rata portion of an additional cash payment equal to the following amount (the “Earn-Out Payment”): (a) (i) the lesser of (A) the Measurement Date Average Price for the Measurement Period as of the Measurement Date and (B) $89.00, minus (ii) the Baseline Price, multiplied by (b) 2,933,004 bbls.  Any disputes between the Parties as to the amount, if any, of the Earn-Out Payment owed to Sellers under this Section 2.03(c) shall be exclusively resolved through binding dispute resolution by an Accounting Arbitrator in accordance with the dispute resolution procedures set forth in Section 2.06.  The contingent right of Sellers to receive the Earn-Out Payment is solely a contractual right and is not a security for purposes of any federal or state securities laws, provided, the foregoing shall not preclude Sellers from securing the obligation of the Buyer to pay the Earn-Out Payment (contingent on the conditions to such payment) via the filing of a mortgage lien against Buyer’s interest in and to the Properties as provided in Section 2.08(r).

Notwithstanding the foregoing, in lieu of Buyer’s obligation to pay the Earn-Out Payment to the Sellers, Buyer shall have the one-time right to elect to make a payment to Sellers in the amount of Five Million Dollars ($5,000,000.00) (the “Earn-Out Repurchase Payment”) subject to Buyer’s satisfaction of the following conditions: (i) Buyer shall deliver to Seller Representative written notice of Buyer’s election to make the Earn-Out Repurchase Payment between the period of June 15, 2016 through June 30, 2016 (but in no event to be received by Seller Representative later than June 30, 2016) (the “Earn-Out Repurchase Payment Election Notice”), (ii) the Earn-Out Repurchase Payment Election Notice, when made, shall be irrevocable, and (iii) both at the time Buyer delivers the Earn-Out Repurchase Payment Election Notice and makes the Earn-Out Repurchase Payment (which shall be deemed paid as of the date elected to be added to the Seller’s Note as provided herein, but only for the purpose of determining whether there is an Event of Default at the time that the Earn-Our Repurchase Payment is paid), there shall be no Event of Default (as defined in the Seller Note).  The Earn-Out Repurchase Payment Election Notice shall include Buyer’s election to either (i) pay the Earn-Out Repurchase Payment to Sellers via wire transfer of immediately available funds to an account designated by Seller Representative or (ii) increase the Seller’s Note in an amount equal to the Earn-Out Repurchase Payment and, upon such increase, the Earn-Out Repurchase Payment shall constitute a portion of the indebtedness evidenced by the Seller Note and shall constitute part of the “Secured Obligations” as such term is defined in the Mortgage.

Any amount paid pursuant to this Section 2.03(c) shall be calculated as an adjustment to the Purchase Price on the first Business Day on which the calculation of the Earn-Out Payment or the Earn-Out Repurchase Payment, as applicable, becomes conclusive and binding and shall be due and payable (i) on the fifth Business Day thereafter with respect to the Earn-Out Payment or (ii) on the fifth Business Day after delivery of the Earn-Out Repurchase Payment Election Notice with respect to the Earn-Out Repurchase Payment (unless Buyer elects to include the amount of the Earn-Out Repurchase Payment in the Seller Note as provided in the preceding paragraph).”

5. Amendment to Section 2.08.  Section 2.08 of the Purchase Agreement is hereby amended as follows:

(a) Section 2.08(m) is hereby deleted in its entirety and replaced with the following:

“(m)           Buyer shall deliver to Seller Representative a guaranty executed by (i) Aubrey K. McClendon (“McClendon Guarantee”) which provides for a financial guarantee of the Buyer’s obligation to make the Earn-Out Payment, the Earn-Out Repurchase Payment, the Deferred Purchase Price payment and perform all obligations under the Seller Note, subject to a mandatory guaranteed amount not to exceed the fees, payments and other amounts received or to be received by American Energy Management Services, E11 Management, LLC and/or their affiliates from Buyer under the Management Services Agreement whereby Buyer is to pay fees, payments and other amounts to E11 Management, LLC (as the same may be amended from time to time), which guaranty shall be in a form and substance mutually acceptable to Seller Representative, Sellers’ counsel and Buyer;”

(b) The “and” at the end of Section 2.08(o) shall be deleted.

(c) The “.” at the end of Section 2.08(p) shall be deleted and replaced with a “;”.

(d) The following new Section 2.08(q) and Section 2.08(r) shall be inserted after Section 2.08(p) of the Purchase Agreement:

“(q)           Buyer shall execute and deliver to Seller Representative the Seller Note; and

(r)           Buyer shall execute and deliver to Seller Representative a mortgage instrument in the form set forth on Exhibit F (the “Mortgage”) and UCC financing statement (the “UCC Financing Statement”), in recordable form covering the Properties, securing the Seller Note and Buyer’s contingent obligations with respect to the Earn Out Payment and contractual option to make the Earn-Out Repurchase Payment, which mortgage lien and security interest shall constitute a senior secured security interest against Buyer’s undivided fifty percent (50%) interest the Properties.”

6. Amendment to Section 2.10.  Section 2.10 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.10  Offset Against Seller Note.

(a)           During the period following Closing and prior to the full repayment of the Seller Note (1) if Buyer is entitled to indemnification for Liabilities under Article IX (except for indemnification under Article IX for the failure of any Seller to satisfy or cause to be satisfied any purchase price adjustment or other payment obligation of Sellers pursuant to this Agreement or any other Transaction Document), then Buyer shall, and (2) if Buyer or any other Buyer Indemnitee is entitled to any purchase price adjustment or other payment from Sellers pursuant to this Agreement or any other Transaction Document, then Buyer, on behalf of itself or any other such Buyer Indemnitee, may but is not obligated to, in each such case, to the extent of the Seller Note, offset such Liabilities against the amounts due under the Seller Note (each, an “Offset”) before proceeding against any Seller for the remainder of such indemnification claim, adjustment or payment.  To effect such an Offset, Buyer, on its own behalf or on behalf of such Buyer Indemnitee, shall deliver to Seller Representative written notice (an “Offset Claim Notice”) which notice shall be prepared in good faith and specify with particularity the nature and amount of such Buyer Indemnitee’s claim (the “Offset Claim”), including specific details of and a specific basis under this Agreement or other Transaction Document entitling such Buyer Indemnitee to such Offset Claim and, if such Offset Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Offset Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.  The Offset of any amounts of an Offset Claim against the amounts due under the Seller Note shall be given tentative effect (as provided in the following sentence) from the date that the Buyer Indemnitee submits its Offset Claim Notice until such Offset Claim has been resolved by the mutual written agreement of Buyer and Seller Representative, or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 11.09.  Notwithstanding anything to the contrary herein or in the Seller Note, the Mortgage or any other Transaction Document, but in all events subject to Section 2.10(e) below, during such period as there are any Offset Claims that have been timely submitted but not yet finally determined as provided above, the lesser of (a) the aggregate amount claimed by Buyer Indemnitees with respect to all Offset Claims that have not been so finally determined (“Pending Claims”) or (b) the aggregate amount that would be outstanding under the Seller Note if all such Pending Claims were disregarded (such lesser amount, at any given time during such period, the “Pending Offset Amount”) shall (X) be deemed deferred obligations under the Seller Note which shall continue to be a Secured Obligation under the Mortgage, (Y) not be subject to payment or collection under the Seller Note or Mortgage (whether due to maturity, acceleration, any other provision under the Seller Note or Mortgage, or otherwise) unless and until such time as such Offset Claim (or a portion thereof) is finally determined so as to require an Offset Reversal under Section 2.10(c), and (Z) such Pending Offset Amount (and the tentative Offset with respect thereto) shall not give rise to, be deemed to be, or be subject to an Event of Default under the Seller Note or Mortgage unless and until such time as such Offset Claim (or a portion thereof) is finally determined so as to require an Offset Reversal; provided, however, such Pending Offset Amount (or portions thereof, as applicable) shall, to the extent any such Offset Claim is not proven to be successful and therefore require an Offset Reversal, continue to accrue interest during such deferral period and shall be subject to reinstatement as an obligation of Buyer under the Seller Note depending upon the result of the final determination of the Pending Claims, as further provided in Section 2.10(c) below.

(b)           Subject in all events to Section 2.10(e) below, upon final resolution in Buyer’s favor of any such Offset Claim pursuant to the mutual written agreement of Buyer and Seller Representative, or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 11.09, the Offset as to the amount of such Offset Claim (or the portion thereof determined in Buyer’s favor) against amounts owed by Buyer under the Seller Note shall then be permanent, final and binding, such offset to be effective for interest calculation purposes under the Seller Note as of the Closing Date.

(c)           If the amount (or a portion thereof) of any such Offset Claim as to which Buyer effects an Offset is finally determined (by mutual written agreement of Buyer and Seller Representative or by a final, non-appealable judgment of a court of competent jurisdiction) to not have been owed to Buyer under this Agreement or any other Transaction Document, then such amount (or portion thereof) and all accrued and unpaid interest thereon shall again be considered an obligation of Buyer under the Seller Note (and the Offset as to such amount or portion thereof, as applicable, shall be deemed to not have occurred) (an “Offset Reversal”); provided, however, such amount shall be due and payable (subject to further Offset permitted pursuant to this Section 2.10) on the later of (i) the Maturity Date (as may be accelerated in accordance with the terms of the Seller Note) or (ii) the fifth (5th) Business Day following such final determination.  For clarity, the Seller Note and the Mortgage shall continue in effect, and the Mortgage shall not be released, prior to the final determination of all Pending Claims and the satisfaction in full of all payment obligations, if any, owing by Buyer under the Seller Note in respect of any such Offset Reversal(s).

(d)           The failure to exercise any right of setoff will not constitute an election of remedies by Buyer or any Buyer Indemnitee, or limit Buyer or any Buyer Indemnitee in any manner in the enforcement of any other remedies that may be available to it.

(e)           Notwithstanding anything contained in this Section 2.10 to the contrary, in the event that, at the time of Seller Representative’s receipt of any Offset Claim Notice, an “Event of Default” exists under the Seller Note, (i) nothing contained in this Section 2.10, this Agreement or any other Transaction Document shall effect, diminish, reduce or prohibit Seller Representative’s right to accelerate all outstanding amounts due under the Seller Note and the Mortgage and/or pursue any and all rights and remedies under the Seller Note, the Mortgage or any other Transaction Document or under applicable law or in equity, and (ii) so long as such Event of Default remains uncured or unwaived, Buyer’s Offset rights under this Section 2.10, this Agreement or any other Transaction Document shall be null and void, provided, nothing contained herein shall prohibit Buyer from delivering an Offset Claim Notice to Seller Representative and pursuing recovery against Sellers for any such Liabilities pursuant to Article IX hereof.”

7. Amendment to Section 6.09.  Section 6.09 of the Purchase Agreement is hereby deleted in its entirety and all references thereto in the Purchase Agreement are hereby deleted and null and void.

8. Amendment to Section 7.04(e).  Section 7.04(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(e)           Notwithstanding anything herein to the contrary, the effective time of the purchase and sale of the Transferred Interests hereunder shall, solely for Income Tax purposes, be 11:59 p.m. local time on December 31, 2015.”

9. Amendment to Section 7.06.  Section 7.06 of the Purchase Agreement is hereby deleted in its entirety.

10. Amendment to Section 9.01.

(a)           Section 9.01(f) of the Purchase Agreement is hereby amended by deleting the words “provided, notwithstanding” and all text following such words to the end of Section 9.01(f).

(b)           Section 9.01(i) of the Purchase Agreement is hereby amended by replacing the section reference to “Section 9.02(a)(ix)” with the section reference to “Section 9.02(a)(x)”.

11. Amendment to Section 9.02.  Section 9.02(a) of the Purchase Agreement is hereby amended as follows:

(a)           The “and” at the end of Section 9.02(a)(viii) shall be deleted.

(b)           The “.” at the end of Section 9.02(a)(ix) shall be deleted and replaced with a “;” and the word “and” shall be inserted thereafter.

(c)           The following new Section 9.02(a)(x) shall be inserted after Section 9.02(a)(ix) of the Purchase Agreement:

“(x)           notwithstanding anything to the contrary in this Agreement (including Section 3.08 and Section 3.09), Target’s (or Nominee’s) proportionate share of any fine, penalty or other assessment by the Environmental Protection Agency with respect to the air emission compliance of the Rigel State Tank Battery as identified in the Section 114 Request for Information referenced in the updated Disclosure Schedule attached as Schedule 1 to the First Amendment to Interest Purchase Agreement dated as of December 18, 2015 by and among the parties and attributable to periods prior to the Closing Date, provided, for purposes hereof, the above indemnified matter does not include (and expressly excludes) any remedial action or requirements required to be undertaken by the Environmental Protection Agency in connection with such matter, including, without limitation, the installation of any equipment, machine, device or other apparatus.”

12. Amendment to Section 9.05.  Section 9.05 of the Purchase Agreement is hereby amended as follows:

(a)           The heading of Section 9.05 is hereby deleted in its entirety and replaced with the following: “Determination of Liabilities; Offset Against Seller Note.”

(b)           The last sentence of Section 9.05(c) is hereby deleted in its entirety.

(c)           The following new Section 9.05(d) is hereby inserted after Section 9.05(c):

“(d)           In the event a Buyer Indemnified Party is entitled to indemnity under this Agreement, any such Liabilities shall or may, as applicable, be offset against the Seller Note in accordance with the terms, provisions and restrictions set forth in Section 2.10.”

13. Amendment to Section 11.05.  Section 11.05 of the Purchase Agreement is hereby amended by deleting the words “provided, however” and all text following such words to the end of Section 11.05.

14. Amendment to Section 11.10.  Section 11.10 is hereby deleted in its entirety and replaced with the following:

“Section 11.10  WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO (BY EACH SUCH PARTY’S RESPECTIVE EXECUTION OF THIS AGREEMENT) HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SELLER NOTE OR ANY OF THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN ENFORCEMENT THEREOF.  THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY TO THIS AGREEMENT AND EACH PARTY HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.”

15. Amendment to Section 11.18.  Section 11.18 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Section 11.18  Intentionally Deleted.

16. Amendment to Exhibit F.  Exhibit F to the Purchase Agreement is hereby deleted in its entirety and replaced with the Exhibit F attached to this Amendment.

17. Amendment to Disclosure Schedules. The parties hereby agree that from and after the date hereof the Disclosure Schedules are hereby revised as set forth on Schedule 1 attached hereto and that Sellers’ and Target’s representations and warranties set forth in the Purchase Agreement shall be deemed to have been revised accordingly for all intents and purposes thereof.

18. Effect of Amendment.  This Amendment shall be deemed incorporated into and made a part of the Purchase Agreement and shall be effective as of the date hereof.  The provisions of this Amendment shall constitute an amendment to the Purchase Agreement, and to the extent that any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Purchase Agreement, this Amendment shall govern and control.  Except as expressly stated herein, all of the terms, conditions and provisions of the Purchase Agreement are hereby ratified and confirmed in all respects, and the Purchase Agreement is and shall be unchanged and remains in full force and effect.

19. Severability.  In the event any provision of this Amendment, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Amendment, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by Law.

20. Headings.  The Article and Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

21. Governing Law.  This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Oklahoma (without regard to or application of any conflict of laws principles).

22. Counterparts.  This Amendment may be executed in one or more counterparts (including by means of facsimile or digitized transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.  The execution and delivery of this Amendment by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the day and year first above written.

BUYER:	ENERGY 11 OPERATING COMPANY, LLC By: /s/ Anthony F. Keating, III Name: Anthony F. Keating, III Title: Co-Chief Operating Officer

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the day and year first above written.

SELLERS: TARGET:
SELLER REPRESENTATIVE (in his capacity as attorney-in-fact for each of the Sellers)

/s/ Don P. Millican
Name:  Don P. Millican

KAISER-WHITING, LLC,

By: Kaiser-Francis Management Company, L.L.C.,
its  Manager

By: /s/ Don P. Millican
Name:  Don P. Millican
Title:    President

SCHEDULE 1

Revised Disclosure Schedule

This revised Disclosure Schedule shall apply to the Target’s and Sellers’ representations, warranties and covenants set forth in Section 3.02 and Section 5.05 of the Purchase Agreement:

To Sellers’ Knowledge, (i) the Third Party operator has obtained a Section 114 Request for Information from the Environmental Protection Agency regarding air emission compliance with respect to three (3) tank batteries in the Sanish field, and (ii) only one (1) of the tank batteries, the Rigel State Tank Battery, affects Properties owned by Target. To Sellers’ Knowledge, the Section 114 Request for Information remains an open request.  Neither the Target, Nominee nor the Sellers has obtained any written notice or correspondence from the Third Party operator of any Governmental Entity regarding the Section 114 Request for Information.  For purposes of the above representations and disclosures regarding the above-referenced Section 114 Request for Information, Sellers’ Knowledge is limited solely to the actual knowledge of Tom Redman and is based solely upon a single discussion by Mr. Redman with the Senior Vice President, Operations of the Third Party operator on December 8, 2015, and neither Mr. Redman, Target, Nominee nor Sellers has had any further discussions or made any further inquiries as to such matters.